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                                                                       EXHIBIT 8




                               September  8, 1995



Orlandi Valuta
Orlandi Valuta Nacional
560 S. Spring Street
Los Angeles, California 90013

Gentlemen and Ladies:

     We have acted as special tax counsel for Orlandi Valuta, a California corporation ("OV"), and Orlandi Valuta Nacional, a Nevada corporation ("OVN") (OV and OVN, collectively "Orlandi"), in connection with the contemplated acquisition by Norwest of the assets and liabilities of OV and OVN (the "Acquisition") pursuant to the terms of the Agreement and Plan of Reorganization between Orlandi and Norwest, dated as of May 18, 1995 (the "Agreement"). The delivery of this opinion is a condition to the Agreement pursuant to section 6(h) of the Agreement.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement of Norwest (Form S-4) as filed with the Securities and Exchange Commission on September 8, 1995 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain written and oral statements and representations made by Norwest, Norwest Financial Services, Inc., OV, OVN, the shareholders of OV and OVN, and others. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the documents, information, covenants and representations described above.

     In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions

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Orlandi Valuta
Orlandi Valuta Nacional                                                      -2-


related to the Acquisition or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Prospectus.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

     Based solely upon the foregoing, we are of the opinion that under current law, the Acquisition will be treated as a reorganization within the meaning of section 368(a) of the Code and that, accordingly, for Federal income tax purposes:

          (i) no gain or loss will be recognized by OV or OVN as a result of the Acquisition;

          (ii) no gain or loss will be recognized by the shareholders of OV or OVN who receive Norwest Common Stock on the liquidation of OV and OVN pursuant to the Agreement;

          (iii) the aggregate tax basis of the Norwest Common Stock received by shareholders of OV and OVN pursuant to the Acquisition will be the same as the aggregate tax basis of the OV or OVN stock, as the case may be, surrendered in the liquidation; and

          (iv) the holding period of the shares of Norwest Common Stock received will include the period during which the shares of OV or OVN, as the case may be, surrendered in exchange therefor were held, provided that such shares of OV or OVN, as the case may be, were held as capital assets at the Effective Time.

     The foregoing opinion may not be applicable to shareholders of OV or OVN who acquired their shares pursuant to the exercise of employee stock options or rights or otherwise as compensation.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether Federal, state, local or foreign, of the Acquisition, or of any transactions related to the Acquisition or contemplated by the Agreement or the Prospectus. We are furnishing this opinion to you solely in connection with section 6(h) of the Agreement; this opinion is solely for your benefit and, except as described below, is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

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Orlandi Valuta
Orlandi Valuta Nacional                                                      -3-


     We hereby consent to the reference made to us under the heading "THE ACQUISITION--Certain Federal Income Tax Consequences" in the Prospectus and to the filing of this opinion as Exhibit (8) to the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules or regulations of the Securities and Exchange Commission thereunder.




                                        Very truly yours,


                                        /s/ Carter, Ledyard & Milburn
                                        --------------------------------
                                        CARTER, LEDYARD & MILBURN


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